Exhibit 7.02

charlesSCHWAB

Trading Plan
(SEC Rule 10b5-1)

This Trading Plan is entered into as of the date this Trading Plan is signed by the Client (the “Client Signing Date”) by and between
Randolph K. Repass Revocable Trust U/T/A dated 06/25/96  (“Client”) and Charles Schwab & Co., Inc. (“Broker”).
Name of Client
WHEREAS, Client wishes to establish this Trading Plan to sell or purchase shares of common stock (“Stock”) of       West Marine Inc. (WMAR)
                                            Issuer of Stock
(“Issuer”) from Account Number     71323382    (the “Account”) maintained with Broker, in accordance with the requirements
        Account Number
of SEC Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

NOW, THEREFORE, Client and Broker agree as follows:

1.
Trade Instructions. Client hereby instructs Broker to effect sales or purchases of shares of Stock of Issuer from or into the Account, as the case may be, in accordance with the attached Appendix A to Trading Plan (“Appendix A”) and/or Appendix B to Trading Plan (“Appendix B”). If Client specifies a date for trading which is a weekend or holiday, the trade shall not take place until after the opening of regular market trading hours on the next trading day.

2.	Term. This Trading Plan shall become effective on the Client Signing Date and shall terminate on the earlier of (1) the close of trading on
11/09/2016	(not to exceed two years from the Client Signing Date); (2) the execution of all of the trades or expiration of all of the
(mm/dd/yyyy)
orders relating to such trades as specified in Appendix A and/or Appendix B; (3) the date Broker receives notice of the liquidation, dissolution, bankruptcy, or insolvency of Client; (4) the date Broker receives notice of Client’s death; or (5) the termination of this Trading Plan in accordance with Section 7(b) or Section 15 hereof.

3.	Representations and Warranties. Client represents and warrants that as of the Client Signing Date of this Trading Plan:
(a)
Client is not aware of any material nonpublic information concerning Issuer or any of its securities (including the Stock) and is entering into this Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

(b)	Client is permitted to sell or purchase Stock in accordance with Issuer’s insider trading policies and has obtained the acknowledgment of Issuer’s counsel to enter into this Trading Plan.
(c)
There are no legal, regulatory (other than Rule 144 under Securities Act of 1933, as amended (the “Securities Act”)), contractual, or other restrictions applicable to the trades contemplated under this Trading Plan that would interfere with Broker’s ability to execute trades and effect delivery and settlement of such trades on behalf of Client (collectively, “Client Trading Restrictions”).

4.
Intent to Comply With Rule 10b5-1(c). It is Client’s intent that this Trading Plan comply with the requirements of Rule 10b5-1(c), and this Trading Plan shall be interpreted to comply with such requirements.

5.	Rule 144. Section 5 applies if the Client may be deemed an “affiliate” of Issuer, as the term “affiliate” is defined in Rule 144 under the Securities Act.

(a)
Broker agrees to conduct all sales of Stock in accordance with the manner-of-sale requirements of Rule 144. Broker further agrees not to effect any sale of Stock that would exceed the amount limitation under Rule 144, assuming Broker’s sales of Stock are the only sales subject to such limitation. Client agrees not to take, and not to cause any person or entity with which Client would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 to take, any action that would cause sales of Stock by Broker not to comply with Rule 144.

(b)
Client agrees to provide Broker with one executed copy of Form 144, which Broker shall complete and file on behalf of Client in the event of sales of Stock under this Trading Plan. Client understands and agrees that such Form 144 will include the date this Trading Plan was adopted.

(c)
Client shall disclose to Broker all trading plans involving the Stock established by Client at other firms that would be effective at any time during the period this Trading Plan is in effect and all trading activity involving the Stock that occurs during such period or that occurs within 90 days prior to the commencement of such period.

(d)	Client agrees to notify Broker immediately if there is any change in Client’s employment or affiliate or non-affiliate status.

6.
Section 13 or Section 16 Filings. Client acknowledges and agrees that Client is responsible for making all filings, if any, required under Section 13 or Section 16 of the Exchange Act (and the rules and regulations thereunder) with respect to trades pursuant to this Trading Plan. To comply with Section 16 accelerated reporting requirements, Client must complete separately a duly executed Broker Instruction Letter.

7.	Market Disruptions and Trading Restrictions.

(a)
Client understands that Broker may not be able to effect a trade, in whole or in part, due to a market disruption or a legal, regulatory, or contractual restriction applicable to Broker or any other event or circumstance. Client also understands that Broker may be unable to effect a trade consistent with ordinary principles of best execution due to insufficient volume of trading, failure of the Stock to reach and sustain a limit order price, or other market factors in effect on the trade date specified in Appendix A and/or Appendix B. As soon as reasonably practicable after the cessation or termination of any such market disruption, restriction event, or circumstance, Broker shall resume effecting trades in accordance with the express provisions of this Trading Plan which are then applicable. Trades that are not executed as the result of any such market disruption, restriction, event, or circumstance shall not be deemed to be a part of this Trading Plan.

(b)
If Issuer enters into a transaction or if any other event occurs that results, in Issuer’s good faith determination, in the imposition of any Client Trading Restrictions, such as a stock offering requiring an affiliate lockup, Client and Issuer shall promptly, but in no event later than three days prior to the date of the remaining trade(s) specified in Appendix A and/or Appendix B, provide Broker notice of such restrictions. With respect to any Client Trading Restrictions for which Client and Issuer have given Broker notice, Broker shall stop effecting trades under this Trading Plan, and this Trading Plan shall thereupon terminate. In such case, Client, Broker, and (for purposes of acknowledgment) Issuer shall cooperate to establish a new trading plan in accordance with the requirements of Rule 10b5-1(c).

8.
Hedging Transactions. While this Trading Plan is in effect, Client agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the Stock (including, without limitation, with respect to any securities convertible into or exchangeable for Stock, or any option or other right to purchase or sell Stock or such convertible or exchangeable securities).

9.	Margin Loans. Shares subject to this Trading Plan may not be used to secure margin loans to Client made by Broker.

10.
Compliance With Laws and Rules. Client understands and agrees that it is the responsibility of Client, and not Broker or Issuer, to determine whether this Trading Plan meets the requirements of Rule 10b5-1(c) and any other applicable federal or state laws or rules.

11.
Entire Trading Plan. This Trading Plan constitutes the entire trading plan between Client and Broker and supersedes and replaces any prior instructions under Rule 10b5-1 from Client to Broker with respect to the sale or purchase of shares from or into the Account, as the case may be.

12.
Notices and Other Communications. Any notices required or permitted to be given by Issuer and/or Client under this Trading Plan shall be provided in writing by fax, signed by Client and Issuer, and confirmed by telephone (Attention: Restricted Stock Service, Fax: 1-877-724-9229; Tel.: 1-800-239- 2506).

With respect to any Client Trading Restrictions, Client and Issuer shall provide Broker notice of the anticipated duration of such restrictions but shall not provide Broker information about the nature of such restrictions or any other information about such restrictions. Further, in no event shall Client or Issuer, at any time while this Trading Plan is in effect, communicate any material nonpublic information concerning Issuer or its securities (including the Stock) to Broker. Further, Client shall not at any time attempt to exercise any influence over how, when, or whether to effect trades under this Trading Plan.

13.
Third-Party Beneficiary. Client intends Issuer to be a third-party beneficiary of each and every representation and warranty contained in this Trading Plan to the fullest extent necessary to enable Issuer to be fully protected from direct or indirect liability in connection with this Trading Plan.

14.
Governing Law. This Trading Plan shall be governed by and construed in accordance with the laws of the state of California as applied to agreements made and wholly performed in the state of California.

15.
Amendments and Termination. This Trading Plan may be amended, modified, or terminated by a written instrument signed by Client; acknowledged by Broker; and acknowledged by Issuer (except as provided in Section 7[b] hereof). Client acknowledges and understands that any amendment to, or modification of, this Trading Plan shall be deemed to constitute the creation of a new trading plan. Accordingly, Client shall be required to restate and reaffirm, as of the date of such amendment or modification, each of the representations and warranties contained in Section 3 of this Trading Plan. Broker may terminate this agreement at any time by providing written notification to Client and Issuer.

16.	Counterparts. This Trading Plan may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Trading Plan which shall be deemed to be effective as of the Client Signing Date.

Name of Client:	Randolph K. Repass Revocable Trust U/T/A dated 06/25/96

Signature of Client:	/s/ Randolph K. Repass, as trustee

Account Number:	71323382

Client Signing Date:	11/09/15

Acknowledged By:

Name of Issuer:	West Marine, Inc.

By:	/s/ Pamela J. Fields

Name:	Pamela J. Fields

Title:	SVP/General Counsel

Date:	11/09/15

Accepted by:	Charles Schwab & Co., Inc.

By:

Name:

Title:

Date:

If you have any questions or need help completing your forms, call Schwab’s Restricted Stock Service® at 1-800-239-2506 during business hours. Please send forms to Charles Schwab & Co., Inc., Attention: Restricted Stock Service, 211 Main Street, SF215FMT-5, San Francisco, CA 94105.

©2013 Charles Schwab & Co., Inc. All rights reserved. Member SIPC. CS19996-01 (0913-5789) MKT26627-08 (09/13)

Appendix A to Trading Plan (SEC Rule 10b5-1)
Instruction for Sale of Purchase of Stock of Issuer

Client Information (Check applicable boxes.)

a)	☒ I am	☐	I am not an officer, director, or 10% owner of Issuer.

b)	☒ I have	☐	I have not been notified by Issuer that I may be deemed an “affiliate,” as defined in Rule 144 of the Securities Act of 1933, as amended.

Share Sale/Purchase of Long Shares Held on Deposit

Effective Date of Order	Buy or Sell	Number of Shares1	For Reporting Section 16 Sales		Type of Order2 (Market or Limit)	Order Expiration Date3
			Original Purchase Date	Nature of Acquisition
12/06/15	Sell	165,000	09/30/08 through 10/09/08	Open Market	12.20 Limit NH	11/09/2016

1 Order details listed will not be adjusted to reflect stock splits or other similar changes in Issuer’s capitalization that may occur prior to execution of the trades. Client is responsible for canceling this plan and entering into a new plan in order to reflect capitalization changes as necessary.
☐You remain responsible for the accurate reporting of cost basis to the IRS on the sale of all securities when you file your tax return.
2 Limit prices must be specified for limit orders. Depending on order size and market exchange, orders may be executed on a “Not Held” basis, which gives time and price discretion in transacting on a best-efforts basis. This will not hold Broker responsible for missing the price within the limits (limit not held) or obtaining a worse price (market not held).
☐Limit price orders are at the limit or better, beginning at the opening of regular market trading hours on the specified trade date and expiring at the close of regular market trading hours on the trade date, unless a specific cancellation date is indicated in the “Order Expiration Date” column above.

3 Open orders will be canceled at the close of regular market trading hours on the date specified in “Order Expiration Date.” If the expiration date falls on a weekend or holiday, the cancellation of the order shall be effective at the close of regular market trading hours on the previous trading day. Orders shall be automatically canceled in the event of any earlier termination of the Trading Plan in accordance with Section 2 thereof.
☐Orders with durations exceeding 60 days will be re-entered every 60 days until the Order Cancellation Date, which, in the case of each re-entry, could change the order of execution.

Name of Client: Randolph K. Repass Revocable Trust U/T/A dated 06/25/96	Acknowledged by:	Accepted by: Charles Schwab & Co., Inc
Signature of Client: /s/ Randolph K. Repass, as trustee	Name of Issuer: West Marine, Inc.	By:
Account Number: 71323382	By: /s/ Pamela J. Fields	Name:
Client Signing Date: 11/09/15	Name: Pamela J. Fields	Title:
	Title: SVP/General Counsel Date: 11/09/15	Date:

Commission will be at Broker-assisted rate or at __________ cents per share (Broker to complete).

©2013 Charles Schwab & Co., Inc. All rights reserved. Member SIPC. CS19996-01 (0913-5789) MKT26627-08 (09/13)